EXHIBIT 10.1
AMENDMENT NUMBER TWO TO CREDIT AGREEMENT
This Amendment Number Two to Credit Agreement (this “Amendment”) is entered into as of August 11, 2014, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”) and Q2 Holdings, Inc., a Delaware corporation (“Parent”) and Q2 Software, Inc., a Delaware corporation (“Borrower”), on the other hand, in light of the following:
A.    Parent, Borrower, Agent and Lenders are parties to that certain Credit Agreement, dated as of April 11, 2013 (as amended and modified, from time to time, the “Agreement”).
C.    Borrower, Agent and Lenders desire to amend the Agreement as provided for and on the conditions herein.
NOW, THEREFORE, the parties hereby amend and supplement the Agreement as follows:
1.DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.
2.    AMENDMENTS.
2.1    Section 2.6(d)(D) of the Agreement is hereby deleted in its entirety and replaced by the following:
(D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b),
2.2    Section 2.10(b) of the Agreement is hereby deleted in its entirety and replaced by the following:
(b)    Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
2.3    Section 2.10(c) of the Agreement is hereby deleted in its entirety.
2.4    The following new Section 2.14 is hereby added to the Agreement:
2.14    Accordion.
(a)    At any time during the period from and after the Closing Date through October 11, 2016, at the option of Borrower (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”); provided, that in no event shall the Revolver Commitments and the Maximum Revolver Amount be increased by an amount in excess of the Available Revolver Increase Amount. Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrower, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then Agent or Borrower may invite any prospective lender who is reasonably satisfactory to Agent and Borrower to become a Lender in connection with a proposed Increase. Any

Increase shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof. In no event may the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than 5 occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed $25,000,000.
(b)    Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount:
(i)    Agent or Borrower have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrower to provide the applicable Increase and any such Lenders (or prospective lenders), Borrower, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrower, and Agent are party,
(ii)    each of the conditions precedent set forth in Section 3.2 is satisfied,
(iii)    Borrower has delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for Parent and its Subsidiaries evidencing compliance on a pro forma basis with Section 7 for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, and
(iv)    Borrower shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Revolver Commitments with respect to the interest margins applicable to Revolving Loans to be made pursuant to the increased Revolver Commitments (which interest margins may be higher than or equal to the interest margins applicable to Revolving Loans set forth in this Agreement immediately prior to the date of the increased Revolver Commitments (the date of the effectiveness of the increased Revolver Commitments and the Maximum Revolver Amount, the “Increase Date”)) and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Borrower and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.14 (including any amendment necessary to effectuate the interest margins for the Revolving Loans to be made pursuant to the increased Revolver Commitments). Anything to the contrary contained herein notwithstanding, if the interest margin that is to be applicable to the Revolving Loans to be made pursuant to the increased Revolver Commitments is higher than the interest margin applicable to the Revolving Loans immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Revolving Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.
(c)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.14.
(d)    Each of the Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.
(e)    The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.
2.5    Section 5.14 of the Agreement is hereby deleted in its entirety and replaced by the following:
5.14 Bank Products. The Loan Parties shall maintain their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates at all times during the term of the Agreement. The Loan Parties shall have at least $25,000,000 maintained on deposit at Wells Fargo or one or more of its Affiliates at all times during the term of the Agreement.
2.6    Section 5.16 of the Agreement is hereby deleted in its entirety.
2.7    Sections 7(a) and 7(b) of the Agreement are hereby deleted in their entirety and replaced by the following:
(a)    Minimum TTM EBITDA. Achieve TTM EBITDA, measured on a quarter-end basis, of at least the applicable amount set forth in the following table for the applicable date set forth opposite thereto:

Quarter Ending	TTM EBITDA
September 30, 2014	($15,300,000)
December 31, 2014	($15,300,000)
March 31, 2015	($19,800,000)
June 30, 2015	($17,000,000)
September 30, 2015	($17,600,000)
December 31, 2015	($16,900,000)
March 31, 2016	($15,600,000)
June 30, 2016	($14,600,000)
September 30, 2016	($13,400,000)
December 31, 2016	($15,300,000)

(b)    Minimum Liquidity. At all times, achieve (i) Liquidity of at least $17,500,000, of which at least $5,000,000 shall consist of Qualified Cash.
2.8    Sections 7(c) and 7(d) of the Agreement are hereby deleted in their entirety.
2.9    Schedule 1.1 to the Agreement is hereby amended by deleting the following definitions therefrom:
“Average Liquidity Calculation”
“FCCR Covenant Period”
“Fixed Charge Coverage Ratio”
“Leverage Ratio”
“Leverage Ratio Covenant Period”
“Minimum Interest Fee”
“Outside Accounts”

2.10    The definition of “Permitted Acquisition’ in Schedule 1.1 to the Agreement is hereby amended by deleting clause (e) thereto and replacing it with the following
“(e) [reserved]”
2.11    The definition of “Permitted Acquisition” in Schedule 1.1 to the Agreement is hereby amended by deleting clause (k) thereto and replacing it with the following:
“(k) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $40,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $20,000,000 in the aggregate.”
2.12    Schedule 1.1 to the Agreement is hereby amended by amending each of the following definitions therein to read as follows:
“Applicable Margin” means (a) in the case of a Base Rate Loan, 2.00 percentage points (the “Base Rate Margin”) and (b) in the case of a LIBOR Rate Loan, 3.00 percentage points (the “LIBOR Rate Margin”).
“LIBOR Rate” means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.
2.13    Schedule 1.1 to the Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:
“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrower for the most recently completed month as determined by Agent in its Permitted Discretion; provided, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50% of the Maximum Revolver Amount then in effect.	0.20 percentage points
II	< 50% of the Maximum Revolver Amount then in effect.	0.30 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each month by Agent.
“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $25,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments or Term Loan Amount previously made pursuant to Section 2.14 of the Agreement.
“Available Revolver Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $25,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of the Agreement.
“Enhanced Reporting Period” means the period commencing on any day that either (i) the Average Revolver Usage for the prior calendar month is greater than 50% of the Maximum Revolver

Amount or (ii) an Event of Default has occurred and is continuing, and ending on the date that there is no Event of Default and the Average Revolver Usage for the prior calendar month is less than 50% of the Maximum Revolver Amount.
“Excess” has the meaning specified therefor in Section 2.14 of the Agreement.
“Increase” has the meaning specified therefor in Section 2.14.
“Increase Date” has the meaning specified therefor in Section 2.14.
“Increase Joinder” has the meaning specified therefor in Section 2.14.
“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of the Agreement.
“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of the Agreement.
“Second Amendment Effective Date” means August 11, 2014.
2.14    Schedule 5.1 to the Agreement is hereby deleted and replaced by Schedule 5.1 attached to this Amendment.
2.15    Schedule 5.2 to the Agreement is hereby deleted and replaced by Schedule 5.2 attached to this Amendment.
2.16    Schedule 5.14 to the Agreement is hereby deleted in its entirety.
3.    REPRESENTATIONS AND WARRANTIES. Parent and Borrower hereby affirm to Agent, for the benefit of the Lender Group, that, giving effect to this Amendment, all of their representations and warranties set forth in the Agreement are true, complete and accurate in all material respects as of the date hereof (except those which specifically relate to an earlier date).
4.    RELEASE.
4.1    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Parent and Borrower, on behalf of itself, and its successors, assigns and other legal representatives (Parent and Borrower and all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, an “Indemnified Claim” and collectively, “Indemnified Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with any of the Agreement or any of the other Loan Documents or transactions thereunder or related thereto.
4.2    It is the intention of Parent and Borrower that this Amendment and the release set forth above shall constitute a full and final accord and satisfaction of all claims that may have or hereafter be deemed to have against Releasees as set forth herein. In furtherance of this intention, each of Parent and Borrower, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this Amendment and which, if known by Releasors, might have materially affected the agreement as provided for hereunder. Each of Parent and Borrower, on behalf of itself and each other Releasor, acknowledges that it is familiar with Section 1542 of California Civil Code:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT

KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Each of Parent and Borrower, on behalf of itself and each other Releasor, waives and releases any rights or benefits that they may have under Section 1542 to the full extent that they may lawfully waive such rights and benefits, and each of Parent and Borrower, on behalf of itself and each other Releasor, acknowledges that it understands the significance and consequences of the waiver of the provisions of Section 1542 and that it has been advised by counsel as to the significance and consequences of this waiver.
4.3    Parent and Borrower understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
4.4    Parent and Borrower agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
5.    COVENANT NOT TO SUE. Each of Parent and Borrower, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by Parent and Borrower pursuant to Section 4 above. If either Parent or Borrower or any of their successors, assigns or other legal representations violates the foregoing covenant, each of Parent and Borrower, for itself and each other Releasor, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
6.    NO DEFAULTS. Parent and Borrower hereby affirm to the Lender Group that, giving effect to this Amendment, no Event of Default has occurred and is continuing as of the date hereof.
7.    CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned on (a) receipt by Agent of a copy of this Amendment duly executed by Parent, Borrower, Lenders and Agent, and (b) receipt by Agent of a closing fee in the amount of $12,500, which fee shall be fully earned, due and payable on the date hereof.
8.    COSTS AND EXPENSES. Borrower shall pay to Agent all of Agent’s documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of their counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other reasonable fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents, which costs and expenses Agent agrees will not exceed the sum of $8,000.
9.    COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto and satisfaction of the conditions set forth in Section 7 hereof. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
10.    FURTHER ASSURANCES. Parent and Borrower shall execute and deliver all agreements, documents and instruments, in form and substance reasonably satisfactory to Agent, and take all actions as Agent may reasonably request from time to time to perfect and maintain the perfection and priority of the security interests of Agent in the Collateral and to consummate fully the transactions contemplated under this Amendment and the other Loan Documents.
11.    EFFECT ON LOAN DOCUMENTS.
11.1    The Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Agent or any Lender under the Agreement or any other Loan Document. Except for the amendments to the Agreement expressly set forth herein, the Agreement and the other Loan Documents shall remain unchanged and in full force and effect. The consents, waivers and modifications set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by any Loan Party remains in the sole and absolute discretion of the Agent and the Lenders.
11.2    Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement, and each reference in the other Loan Documents to “the Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as modified and amended hereby.
11.3    To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Agreement as modified or amended hereby.
11.4    This Amendment is a Loan Document.
11.5    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.
11.6    Neither this Amendment nor any uncertainty or ambiguity herein shall be construed against Agent, any member of the Lender Group, the Bank Product Providers or any Loan Party, whether under any rule of construction or otherwise. This Amendment has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
11.7    The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.
11.8    Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. Section, subsection, clause, schedule, and exhibit references herein are to this Amendment unless otherwise specified. Any reference in this Amendment to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of Letters of Credit or Bank Products, providing Letter of Credit Collateralization or Bank Product Collateralization, as applicable) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.
11.9    All of the annexes, schedules and exhibits attached to this Amendment shall be deemed incorporated herein by reference.
12.    ENTIRE AGREEMENT. This Amendment, and the terms and provisions hereof, the Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.
13.    REAFFIRMATION OF OBLIGATIONS. Each of Parent and Borrower hereby (a) acknowledges and reaffirms its obligations owing to Agent, the Bank Product Providers, and each other member of the Lender Group under each

Loan Document to which it is a party, and (b) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Each of Parent and Borrower hereby (i) further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Guaranty and Security Agreement or any other Loan Document, to Agent, on behalf and for the benefit of the Lender Group and the Bank Product Providers, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and (ii) acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof (including, without limitation, from after giving effect to this Amendment). Each Guarantor hereby reaffirms, acknowledges, agrees and confirms that it has granted a perfected security interest in the Collateral pursuant to and in connection with the Guaranty and Security Agreement to Agent in order to secure all of its present and future Guarantied Obligations (as defined in the Guaranty and Security Agreement).
14.    RATIFICATION. Each of Parent and Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Agreement and the Loan Documents effective as of the date hereof and as amended hereby. All Obligations (including the Guarantied Obligations, as applicable) owing by each of Parent and Borrower are unconditionally owing by Parent and Borrower, as applicable, to Agent and the Lenders, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever.
15.    SEVERABILITY. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
16.    GUARANTORS. Each Guarantor hereby consents to the amendment of the Agreement as set forth in this Amendment and any waivers granted herein. Although each Guarantor has been informed of the matters set forth herein and has agreed to the same, such Guarantor understands that none of Agent or any Lender has any obligation to inform it of such matters in the future or to seek its acknowledgment or agreement to future amendments, and nothing herein shall create such a duty.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

PARENT:	Q2 HOLDINGS, INC., a Delaware corporation By: /s/ Jennifer Harris Name: Jennifer Harris Title: Chief Financial Officer

BORROWER:	Q2 SOFTWARE, INC., a Delaware corporation By: /s/ Jennifer Harris Name: Jennifer Harris Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and a Lender By: /s/ Nichol Shuart Name: Nichol Shuart Title: Director